Exhibit 99.1

Amarantus Diagnostics Announces Acceptance of Two Late-Breaking
Abstracts on LymPro Test® Data at the 2015 Alzheimer’s Association
International Conference®

-Amarantus Diagnostics is a Silver Sponsor of AAIC-

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – June 9, 2015 - Amarantus Diagnostics, a neurology-focused diagnostics company developing diagnostic tests for Multiple Sclerosis and Alzheimer's disease, announced two late-breaking abstracts on the LymPro Test® have been accepted for presentation at the Alzheimer’s Association International Conference® (AAIC) being held July 18-23, 2015, in Washington, DC. Amarantus Diagnostics, Inc. is a Silver Sponsor of the 2015 AAIC. Amarantus Diagnostics is a wholly-owned subsidiary of Amarantus Bioscience Holdings (OTCQB: AMBS).

Amarantus Diagnostics will present data from two studies on its LymPro blood-based diagnostic assay for Alzheimer's disease (AD) during AAIC poster sessions in abstracts entitled:

“The LymPro Test®: A Biomarker for Alzheimer’s Disease Using Blood Samples from Clinically Diagnosed Alzheimer’s Disease and Cognitively Intact Subjects.”

“The LymPro Test®: A Fit for Purpose Validation of a Flow Cytometric Assay to Assess Lymphocyte Proliferation in Peripheral Blood Lymphocytes in Alzheimer’s Disease.”

The LymPro Test measures lymphocyte proliferation in response to a mitogenic stimulus and quantifies the extent to which lymphocytes have entered the cell division cycle. Cell cycle dysregulation in neurons is a key pathology in AD, that results in neuronal death and cognitive decline. In the LymPro Test, lymphocyte measurements are used as a surrogate for this neuronal cell dysfunction.

About AAIC

The Alzheimer’s Association International Conference® (AAIC) is the world’s largest forum for the dementia research community. International investigators, clinicians and care providers gather annually to share the latest study results, theories and discoveries to bring the world closer to breakthroughs in dementia science. As part of the Alzheimer’s Association’s research program, AAIC serves as a catalyst for generating new knowledge about dementia and fostering a vital, collegial research community.

About Alzheimer's Disease

According to the Alzheimer's Association, it is estimated that over 5.4 million people in the United States suffer from Alzheimer's disease. Over 500,000 patients are diagnosed annually, with nearly one-in-eight older Americans affected by the disease. Alzheimer's disease is the third leading cause of death in the United States. The cost of unpaid care in the United States is estimated at over $210 billion annually. Total payments for care are estimated at over $200 billion annually, including $140 billion in cost to Medicare and Medicaid. Alzheimer's expenditures in the United States are expected to exceed $1.2 trillion by 2050. There is no cure or effective treatment for Alzheimer's disease. Worldwide, about 35.6 million individuals have the disease and, according to the World Health Organization, the number will double every 20 years to 115.4 million people with Alzheimer's by 2050.

About LymPro Test®

The Lymphocyte Proliferation Test (LymPro Test®) is a diagnostic blood test that determines the ability of peripheral blood lymphocytes to withstand an exogenous mitogenic stimulation that induces them to enter the cell cycle. It is believed that certain diseases, most notably Alzheimer's disease, are the result of compromised cellular machinery that leads to aberrant cell cycle re-entry by neurons. LymPro is unique in the use of peripheral blood lymphocytes (PBLs) as a surrogate for neuronal cell function, suggesting a common immune-based relationship between PBLs and neurons in the brain.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

###